March 10, 1998



Mr. Gary Kott
Sr. V.P., CFO
Global Marine Inc.
Houston, Texas

By Courier

    Re: Resolution of Arbitration Proceedings between Transocean ASA and Global Marine Inc.

Dear Mr. Kott:

This will confirm the agreement reached between Global Marine
Inc. ("Global") and Transocean ASA ("Transocean") (together with their Associated Companies referred to hereinafter as "party" or "parties") with respect to the resolution of the pending arbitration proceedings between Global and Transocean.

The proceedings involve certain disputes under the Purchase and Sale Agreement dated August 24, 1993, the Owner's Operating Principles dated August 24, 1993 and other agreements including but not limited to the Tax Partnership Agreements between the parties (all such agreements being defined hereinafter as the "Agreements") relating to the ownership, management and operation of four drilling rigs (collectively the "Rigs" or individually the "Rig"), one of which was sold by Global to Transocean ("Transocean Nordic") and three of which were sold by Transocean to Global ("Glomar Adriatic V, Glomar Adriatic VI and Glomar Adriatic VII) pursuant to such Agreements.

The parties wish to resolve all pending disputes and terminate the Agreements on the following terms.

In consideration of the mutual promises contained herein and other good and valuable consideration, Transocean and Global agree as follows:

1. Within six (6) business days after execution of this agreement, Global shall pay Transocean by wire transfer to an account to be designated by Transocean:

     1.1. The sum of U.S. $18,000,000 (Eighteen million U.S.
          dollars).

     1.2. The further sum of U.S. $9,796,981 (Nine million seven hundred ninety six thousand nine hundred eighty one U.S. dollars) which represents the balance of the undisputed Equalisation payments due Transocean under the Agreements for operations up to February 1, 1998.

     1.3. The yet further sum of U.S. $1,984,613 (One million nine hundred eighty four thousand six hundred thirteen U.S. dollars) which represents the resolution of the "disputed amounts" as to the periodic survey and upgrade for the Transocean Nordic.

2. Following receipt by Transocean of the sums payable under Clause 1 hereof:

     2.1. The Agreements shall be terminated with effect from February 1, 1998 and thereafter neither party shall have any further obligations or responsibilities to the other under the Agreements save for the purpose of giving effect to and enforcing this agreement.

     2.2. The London arbitration proceedings presently pending between Transocean and Global shall be discontinued forthwith with no order as to costs and each party agrees:

          2.2.1 that all claims and counterclaims made in the London arbitration proceedings are thereby settled, and the parties shall be under no further liability whatsoever to each other in respect of the Agreements and/or the ownership, management or operation of the Rigs, except as provided for herein.

          2.2.2. To notify the arbitration tribunal of the fact of this agreement and to pay the costs of the arbitrator selected by that party and one half of the costs of the third arbitrator;

          2.2.3. To pay their own legal costs and disbursements incurred in connection with the said arbitration proceedings; and

          2.2.4. To provide wriften joint instructions to the NatWest Bank, 135 Bishopsgate to pay to
                 Global the principal amount of the funds deposited by Global and currently held in the Joint Account established pursuant to the Agreement between the parties dated 12 December 1997 and to pay to Transocean the interest accrued on such deposited funds.

3. For a period of three years from February 1, 1998, if either Transocean or Global should decide to sell or transfer its ownership in any of the Rigs to any entity that is not an Associated Company, the other party shall have the right of first refusal. Such right of first refusal shall be valid for forty-five (45) days after receipt by the non-selling party of written notice of the selling party's intent to sell which notice shall set forth all material terms of the bona fide offer to purchase the Rig(s) which the selling party is willing to accept. If the Rig(s) is/are sold or transferred to the non-selling party or a third party, then any gain above the values set forth in Clause 4 shall be divided between Transocean and Global with 56.59% of such amount belonging to Global and 43.41% belonging to Transocean.


4. For the purposes of Clause 3 above the values above which the gain is to be divided between Transocean and Global as set forth above are as follows:

              Transocean Nordic -             $56,000,000

              Glomar Adriatic V -             $21,000,000

              Glomar Adriatic VI -            $25,500,000

              Glomar Adriatic VII -           $26,500,000

     provided, however, that in the event that either Transocean or Global makes aggregate capital expenditures in a Rig which total over U.S. $5,000,000, then the value listed above shall. be increased by the amount of such capital expenditures for that Rig. In addition, the "gain" shall be that amount determined after deducting reasonable selling expenses (i.e. Commission, etc.).

5. For the avoidance of doubt, the right of refusal set out in Clause 3 above shall not arise by reason of (a) a merger of Transocean or Global with another entity (b) any change in the ownership of any of the shares of Transocean or Global or of any Holding Company thereof from time to time in issue; or (c) any sale or transfer of the ownership of any of the Rigs to an Associated Company provided that the right of first refusal set out in Clause 3 above shall arise if such Associated Company ceases to be an Associated Company and prior to such cessation the relevant Rigs(s) has not been transferred to Transocean or Global (as the case may be) or to another Associated Company thereof.

6.   In   this agreement, "Holding Company" and "subsidiary" have
     the meanings given in S.736 Companies Act 1985; and "Associated

     Company" means any subsidiary or holding company of Transocean or Global (as the case may be) and any subsidiary of such holding company.

7. This agreement shall be governed by and construed in accordance with English law and any disputes arising out of or in connection with this agreement shall be referred to the exclusive jurisdiction of the English courts in London, England.

If this correctly sets forth our agreement, please execute and return one original to us for our files.

Very truly yours,


/s/ Michael Talbert
Michael Talbert

Transocean ASA




Agreed and accepted this 18 day of March 1998
Global Marine Inc.

By:       /s/ Gary L. Kott
Name:     Gary L. Kott
Title:    Senior Vice President/
          Chief Financial Officer